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                                                                    Exhibit 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-105125) and related Prospectus of PolyOne Corporation for the registration of $300,000,000 of 10 5/8% Senior Notes due 2010 and to the incorporation by reference therein of our reports dated January 28, 2003, with respect to the consolidated financial statements of PolyOne Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2002 and our report dated March 25, 2003, with respect to the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


                                        /s/ ERNST & YOUNG LLP


Cleveland, Ohio
June 6, 2003